Exhibit 23.3
Date:     August 18, 2021
N-Able, Inc.
301 Edgewater Dr., Suite 306
Wakefield, Massachusetts 01880
Dear Sirs or Madams:
We, Frost & Sullivan of 3211 Scott Blvd, #203, Santa Clara, California, 95054, hereby consent to the filing with the Securities and Exchange Commission of a Registration Statement on the S-1, and any amendments thereto, of N-Able Technologies International Inc., and any related prospectuses of (i) our name and all references thereto, (ii) all references to our preparation of an independent overview of the “Global Total Addressable Market (TAM) Assessment on the Managed Service Provider (MSP) Technologies Market” (the “Industry Report”), and (iii) the statement(s) set out in the Schedule hereto. We also hereby consent to the filing of this letter as an exhibit to the S-1.
We further consent to the reference to our firm, under the caption "Industry Background" in the S-1, as acting in the capacity of an expert in relation to the preparation of the Industry Report and the matters discussed therein.
Regards,

/s/ Debbie Wong

Name: Debbie Wong
Designation: Vice President
For and on behalf of
Frost & Sullivan

SCHEDULE
•We commissioned Frost & Sullivan to conduct an independent analysis to assess the global addressable market for our remote monitoring and management, security and data protection, and business management solutions. To determine our addressable market, Frost & Sullivan calculated the sum of: 1) the estimate of MSP’s average revenue per SME customer for remote monitoring, security and data protection solutions multiplied by their estimate of the total number of SMEs serviced by MSPs; and 2) the estimate of the average cost for business management solutions used by MSPs multiplied by the estimate of the total number of addressable MSPs.
•According to this analysis, the global market opportunity for our solutions was estimated to be approximately $23.3 billion in 2020 and is expected to grow at a compounded annual growth rate of 13.5% to approximately $43.9 billion by 2025.
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